Exhibit 5.3

September 25, 2012

The Jones Group Inc.

1411 Broadway

New York, New York 10018

Re:	Purchase of $100,000,000 6.875% Senior Notes Due 2019 of The Jones Group Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and JAG Footwear, Accessories and Retail Corporation.

Dear Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to The Jones Group Inc., a Pennsylvania corporation (the “Company”) in connection with a transaction (the “Transaction”) whereby the Company, Jones Apparel Group Holdings, Inc., a Delaware corporation, Jones Apparel Group USA, Inc., a Delaware corporation, and JAG Footwear, Accessories and Retail Corporation, a New Jersey corporation (collectively, the “non-Pennsylvania Issuers”), as joint and several obligors, offered and sold $100,000,000 principal amount at maturity of their 6.875% Senior Notes Due 2019 (the “Securities”). The Securities are to be issued under an indenture (the “Indenture”), dated as of March 7, 2011, among the Company, the non-Pennsylvania Issuers and U.S. Bank National Association, as trustee. The Company and the non-Pennsylvania Issuers have previously issued $300,000,000 aggregate principal amount of 6.875% Senior Notes Due 2019 (the “Existing Notes”) under the Indenture. The Securities constitute “Additional Securities” (as such term is defined in the Indenture) under the Indenture. The Indenture and the Securities are collectively referred to herein as the “Transaction Documents.”

A Registration Statement on Form S-3 (File No. 333-166566) relating to the offer and sale from time to time of securities of the Company and the non-Pennsylvania Issuers was filed with the Securities and Exchange Commission (the “Commission”) and, as thereafter amended, became effective under the Securities Act of 1933 (the “Act”) on May 6, 2010. Such Registration Statement, as amended at the time it became effective and including the documents incorporated therein by reference, is hereinafter referred to as the “Registration Statement.” The Company’s and the non-Pennsylvania Issuers’ prospectus dated May 6, 2010 included in the Registration Statement, including the documents incorporated therein by reference, is hereinafter referred to as the “Base Prospectus.” The Base Prospectus, as amended or supplemented by the preliminary prospectus supplement relating to the Securities in the form first filed with the Commission pursuant to the Act, is hereinafter referred to as the “Preliminary Prospectus” and such Preliminary Prospectus, as amended or supplemented, together with any Free Writing Prospectus, taken as a whole, is hereinafter referred to as the “Disclosure Package.” The Base Prospectus, as supplemented by the prospectus supplement dated September 20, 2012 (the “Prospectus Supplement”), relating to the Securities in the form first filed with the Commission pursuant to Rule 424(b) under the Act on September 20, 2012 is hereinafter referred to as the “Final Prospectus.”

The Jones Group Inc.

September 25, 2012

For purposes of this opinion we have examined: the Registration Statement; the Transaction Documents; the Disclosure Package; the Final Prospectus; the Subsistence Certificate dated September 24, 2012 issued by the Secretary of the Commonwealth of Pennsylvania with respect to the Company (the “Subsistence Certificate”); and such other documents as we deem necessary for the purpose of rendering this opinion. As to certain matters of fact material to this opinion, we have relied upon and assume, without independent investigation, the accuracy and completeness of originals or conformed copies of corporate records, agreements and instruments of the Company submitted to us, certificates of public officials and of officers of the Company and the representations and warranties of the Company contained in each of the Transaction Documents. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified, facsimiled or reproduced copies.

We have also assumed (i) that each of the parties, other than the Company, to the Transaction Documents has duly executed and delivered the same, with all necessary power and authority (corporate and otherwise, including, without limitation, due authorization by all necessary corporate or other action on the part of such party and, as to persons acting on behalf of parties other than the Company, including agents and fiduciaries, due authorization for such action), (ii) that each such party, other than the Company, has complied with all laws, regulations, court orders and agreements applicable to it that affect the Transaction contemplated by the Transaction Documents, (iii) that the Transaction Documents are valid as to and binding upon and enforceable in accordance with their respective terms against all parties thereto, other than the Company, and (iv) the resolutions of the Company approved by the Board of Directors of the Company by written consent or duly adopted by such Board of Directors authorizing the Company’s execution, delivery and performance of the Transaction Documents, and the performance of the transactions contemplated thereby are currently in full force and effect and have not been amended, modified or revoked since the date of the due adoption thereof by the Company.

We have not made any investigation as to any matter governed by Federal or state securities laws and we express no opinion as to the applicability of any such laws to the Transaction.

As special Pennsylvania counsel to the Company, we are not necessarily familiar with all of the Company’s affairs or all aspects of the Transaction. As a further basis for this opinion, we have made such inquiry of the Company as we have deemed necessary or appropriate for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that:

1. The Company (i) is a corporation organized and based solely upon the Subsistence Certificate is validly subsisting under the laws of the Commonwealth of Pennsylvania and (ii) has the requisite corporate power and authority to own and hold under lease its property and to conduct its business as currently conducted by the Company.

The Jones Group Inc.

September 25, 2012

2. The Company has full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder; and all corporate action required to be taken for the due authorization, execution and delivery by the Company of each of the Transaction Documents to which it is a party and the consummation of the Transactions contemplated thereby have been duly and validly taken.

This opinion is governed exclusively by the laws of the Commonwealth of Pennsylvania, and we express no opinion as to the laws of any other jurisdiction.

The opinion is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake or assume any obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any change in law which may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Schnader Harrison Segal & Lewis LLP